Exhibit 99.1
For Immediate Release: Tuesday, September 24, 2013
GM Prices $4.5 Billion of Senior Unsecured Notes
DETROIT - General Motors Co. (NYSE: GM) announced today the pricing of three series of senior unsecured notes for a total amount of $4.5 billion. These notes include $1.5 billion of 3.5 percent notes due in 2018, $1.5 billion of 4.875 percent notes due in 2023 and $1.5 billion of 6.25 percent notes due in 2043. The offering is expected to settle on September 27, 2013.

GM plans to use approximately $3.2 billion of the net proceeds from the offering of the notes to repurchase 120 million shares of Series A Preferred Stock from the UAW Retiree Medical Benefits Trust (UAW VEBA). The shares have a liquidation preference of $25 per share and accrue cumulative dividends at a rate equal to 9 percent annually.

GM also plans to use approximately $1.2 billion of the net proceeds to prepay in full its 7 percent notes held by the Canadian Auto Workers' Union Health Care Trust, due in periodic installments through 2018, including accrued interest.

“We're taking advantage of a favorable market to lower our cost of capital, increase our financial flexibility and further strengthen our fortress balance sheet,” said Dan Ammann, GM executive vice president and CFO.

The transactions are expected to be accretive to 2014 earnings by approximately $0.11 per share.

In association with the purchase of Series A Preferred Stock, GM expects to record a charge of approximately $0.8 billion in the third quarter, which will be treated as a special item.

The notes have not been registered under the Securities Act of 1933 and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the Securities Act) except to (a) qualified institutional buyers in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A and (b) persons in offshore transactions in reliance on Regulation S.

The press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities.  The offer will be made only by means of a confidential offering memorandum.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Isuzu, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.
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CONTACTS:
Tom Henderson
GM Communications
313-410-2704
tom.e.henderson@gm.com

Dave Roman
GM Financial Communications
313-498-1735
dave.roman@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned,” “outlook,” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate financing sources, including as required to fund our planned significant investment in new technology; our ability to successfully integrate Ally Financial's international operations; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; overall strength and stability of our markets, particularly Europe; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K provides information about these and other factors, which we may revise or supplement in future reports to the SEC.